Exhibit B
EXECUTION VERSION
SHARES PURCHASE AGREEMENT
THIS SHARES PURCHASE AGREEMENT (this “Agreement”) is made as of March 12, 2010, by and among:
(1)	Ctrip.com International, Ltd., a company incorporated in the Cayman Islands (the “Investor”);

(2)	Each of the selling shareholders listed on Schedule I hereto (each a “Selling Shareholder” and collectively, the “Selling Shareholders”).
The parties listed above are collectively referred to herein collectively as the “Parties” and individually as a “Party.”
RECITALS
(A)	China Lodging Group, Limited, a company incorporated in the Cayman Islands (the “Company”) desires to engage in a public offering (the “Public Offering”) by the Company of American Depositary Shares (“ADS”), each representing such number of ordinary shares, par value US$0.0001 per share, of the Company (“Ordinary Shares”); and
(B)	at the Closing (as defined below) and subject to terms and the conditions of this Agreement, the Investor wishes to purchase certain number of Ordinary Shares from each of the Selling Shareholders.
WITNESSETH
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:
1. Purchase and Sale.
1.1 Upon the terms and subject to the conditions of this Agreement, the Investor hereby agrees to purchase, and each of the Selling Shareholders hereby agrees to sell and deliver to the Investor, severally but not jointly, at the Closing, at the Offer Price Per Share (as defined below) that number of Ordinary Shares (as adjusted for any share splits, share dividends, share combinations, share reclassifications, capitalization issue or like transactions affecting such Ordinary Share between the date hereof and the Closing Date (as defined below)) (the “Secondary Shares”) set forth opposite the name of such Selling Shareholder on Schedule I hereto.
1.2 The “Offer Price Per Share” means the “public offering price per ADS” set forth on the cover of the Company’s final prospectus (the “Final Prospectus”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) in connection with the Public Offering divided by the number of Ordinary Shares represented by one ADS as set forth in the Final Prospectus.
2. Closing.
2.1 Subject to Section 6, the closing (the “Closing”) of the sale and purchase of the Secondary Shares pursuant to Section 1 shall take place upon and concurrently with the closing of the Public Offering at the same offices for the closing of the Public Offering or at such other time and place as the Selling Shareholders holding a majority of the Secondary Shares and the Investor may mutually agree. The date and time of the Closing are referred to herein as the “Closing Date.”
2.2 At the Closing, the Investor shall pay and deliver the total purchase price to each of the Selling Shareholders in U.S. dollars by wire transfer, or by such other method mutually agreeable to the parties, of immediately available funds to such bank account designated in writing by such Selling Shareholder and each Selling Shareholder shall cause the Company to deliver one or more duly executed share certificates in original form, registered in the name of the Investor, together with a certified true copy of the register of the members of the Company, evidencing the Secondary Shares being transferred to the Investor. For the avoidance of doubt, the failure by one or more Selling Shareholders to perform their respective obligations or to fulfill or waive any condition precedent to the Closing hereunder shall not affect the ability of any other Selling Shareholder to consummate or not to consummate the transactions contemplated hereunder in accordance with this Agreement.
3. Representations and Warranties of the Selling Shareholders.
Each of the Selling Shareholders hereby severally but not jointly represents and warrants to, and agrees with the Investor that:
3.1 Such Selling Shareholder, if an entity, has been duly organized and is validly existing as a limited liability company or a limited partnership, as the case may be, in good standing in its jurisdiction of formation.

3.2 This Agreement has been duly authorized, executed and delivered by each of the Selling Shareholders and constitutes valid, legal and binding obligations of such Selling Shareholders, enforceable against the Selling Shareholders in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
3.3 Neither the execution of this Agreement, nor the performance by each of the Selling Shareholders of its respective obligations under this Agreement (A) violates or will violate such Selling Shareholders’ organizational documents, if any, (B) conflicts with or results in a breach of any agreement of such Selling Shareholders or to which such Selling Shareholders or any of its respective assets are bound or will be bound.
3.4 Subject to the accuracy of the representations and warranties of the Investor in Section 4 hereof, no consent or approval of, or filing with, any governmental authority or other person is required for the execution, delivery and performance by the Selling Shareholders or consummation of the transaction contemplated by this Agreement, other than those have been duly obtained and are in full force and effect or will be duly obtained prior to the Closing.
3.5 Such Selling Shareholder has good and valid title to the Secondary Shares to be sold by such Selling Shareholder hereunder. Each of the Secondary Shares, when sold in accordance with the terms of this Agreement will have been fully paid and non-assessable, will be free from any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind or another type of preferential arrangement.
3.6 No “directed selling efforts” (as defined in Rule 902 of Regulation S under the Securities Act) have been made by any of the Selling Shareholders, any of its affiliates or any person acting on its behalf with respect to any Secondary Shares that are not registered under the Securities Act; and none of such persons has taken any actions that would result in the sale of the Secondary Shares to the Investor under this Agreement requiring registration under the Securities Act.
4. Representations and Warranties of the Investor.
The Investor hereby represents and warrants to each of the Selling Shareholders that:
4.1 The Investor has been duly organized and is validly existing as a corporation in good standing in the jurisdiction of its incorporation.

4.2 This Agreement has been duly executed and delivered by the Investor and constitutes the legal, valid and binding obligation of the Investor, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
4.3 Neither the execution of this Agreement, nor the performance by the Investor of its obligations under this Agreement (A) violates or will violate the Investor’s organizational documents, (B) conflicts with or results in a breach of any agreement of the Investor or to which the Investor or any of its respective assets are bound or will be bound.
4.4 The Investor is an “Accredited Investor” as defined in Rule 501 of Regulation D under the Securities Act. The Investor has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Secondary Shares. The Investor is capable of bearing the economic risks of such investment, including a complete loss of its investment. The Secondary Shares purchased hereunder, and to be received by the Investor will be acquired for investment purposes for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution, and the Investor does not have any present intention of selling, granting any participation in, or otherwise distributing the same. The Investor does not have any direct or indirect arrangement, or understanding with any other persons to distribute, or regarding the distribution of the Secondary Shares in violation of the Securities Act or any other applicable state securities law. The Investor understands that the Secondary Shares have not been qualified or registered under the Securities Act or laws of any other jurisdiction and therefore may be viewed as restricted securities under any or all of such other applicable securities laws.
4.5 The Investor is not a “U.S. person” as defined in Rule 902 of Regulation S under the Securities Act. The Investor has been advised and acknowledges that in selling the Secondary Shares to the Investor pursuant hereto, the Selling Shareholders are relying upon the exemption from registration provided by Regulation S under the Securities Act.
4.6 The Investor has received and reviewed the Company’s registration statement on Form F-1 filed with the Commission on March 5, 2010, including the related prospectus and exhibits attached thereto, with respect to the Public Offering. The Investor is not relying on any statements or representations of any Selling Shareholder made in connection with the transactions contemplated hereby other than statements and representations contained in this Agreement.

5. Restrictive Legend.
Each certificate representing the Secondary Shares shall be endorsed with the following legend (in addition to any legend required under applicable state securities laws):
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS SECURITY MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED: (A) IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (2) AN EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS OR (3) DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED; AND (B) WITHIN THE UNITED STATES OR TO ANY U.S. PERSON, AS EACH OF THOSE TERMS IS DEFINED IN REGULATION S UNDER THE ACT, DURING THE 40 DAYS FOLLOWING CLOSING OF THE PURCHASE. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.
6. Conditions Precedent to Closing.
6.1 Conditions to Investor’s Obligations. The obligations of the Investor to purchase the Secondary Shares from the Selling Shareholders are subject to the satisfaction, or the waiver by the Investor, on or prior to the Closing Date, of the following conditions:
(i) successful completion of the Public Offering and the listing of the ADSs on the NASDAQ Global Market by June 30, 2010;
(ii) the representations and warranties of the Selling Shareholders contained herein shall be true and complete when made and shall be true and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete as of such particular date;
(iii) the Selling Shareholders shall have performed in all material respects all of their covenants and agreements required to be performed by them under this Agreement on or prior to the Closing;

(iv) the underwriting agreement relating to the Public Offering shall have been entered into and become effective; and
(v) the Investor shall have received legal opinion letters, dated as of the Closing Date, of Conyers Dill & Pearman, the Cayman and British Virgin Islands counsel for the Selling Shareholders, substantially in the form attached hereto as Exhibit A.
6.2 Conditions to the Selling Shareholders’ Obligations. The obligations of each of the Selling Shareholders to sell the Secondary Shares to the Investor pursuant to this Agreement are subject to the satisfaction, or the waiver of such Selling Shareholder at or prior to the Closing Date, of the following conditions:
(i) successful completion of the Public Offering and the listing of the ADSs on the NASDAQ Global Market by June 30, 2010;
(ii) the representations and warranties of the Investor contained herein shall be true and complete when made and shall be true and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete as of such particular date;
(iii) all of the Series A preferred shares and Series B preferred shares of the Company shall have been converted into Ordinary Shares pursuant to the Amended and Restated Memorandum and Articles of Association of the Company adopted on January 18, 2008; and
(iv) the Investor shall have performed and complied with all agreements required by this Agreement to be performed or complied with by the Investor on or prior to the Closing Date.
7. Indemnity.
For a period of eight months commencing the Closing Date, each of the Selling Shareholders shall severally but not jointly, and the Investor (each an “Indemnifying Party”) shall, indemnify and hold each other and their respective directors, officers and agents (collectively, the “Indemnified Party”) harmless from and against any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever, including but not limited to any investigative, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding, and (ii) any taxes or levies that may be payable by such person by reason of the indemnification of any indemnifiable loss hereunder (collectively, “Losses”) resulting from or arising out of: (i) the breach of any representation or warranty of such Indemnifying Party contained in this Agreement or in any schedule or exhibit hereto; or (ii) the violation or nonperformance, partial or total, of any covenant or agreement of such Indemnifying Party contained in this Agreement for reasons other than gross negligence or willful misconduct of such Indemnified Party. In calculating the amount of any Losses of an Indemnified Party hereunder, there shall be subtracted the amount of any insurance proceeds and third-party payments received by the Indemnified Party with respect to such Losses, if any. Notwithstanding the foregoing, the Indemnifying Party shall have no liability (for indemnification or otherwise) with respect to any Losses in excess of the aggregate total purchase price (and with respect to each Selling Shareholder, its proportionate share of such total purchase price).
8. Lock-Up.
Each Party agrees that it shall enter into a lock-up agreement (the “Lock-up Agreement”) with the underwriters in the Public Offering substantially in the form attached hereto as Exhibit B. The Investor agrees that it shall not seek any waiver from the underwriters to waive any restrictions set forth in the Lock-Agreement without the prior written consent of each of the Selling Shareholders. Each Selling Shareholder agrees that it shall not seek any waiver from the underwriters to waive any restrictions set forth in the Lock-Agreement without the prior written consent of the Investor.
9. Amendment and Termination.
9.1 This Agreement may not be amended or varied without the prior written consent of the Parties hereto.
9.2 In the event that the Closing shall not have occurred by June 30, 2010, this Agreement shall be terminated unless the Parties mutually agree by June 30, 2010 to renegotiate.
9.3 Upon termination, except this Section 9.3 and Section 10 (Miscellaneous), this Agreement shall be of no more force and effect.
10. Miscellaneous.
10.1 (i) Unless otherwise notified by the relevant parties, all notices delivered hereunder shall be in writing and may be delivered by hand or given by facsimile to the related addresses listed beneath each party’s signature hereto.
(ii) Any notice delivered by hand shall be deemed to have been received when physically received by the person referred to in this Section 10.1 (including receipt by facsimile).

10.2 This Agreement constitutes the entire understanding and agreement between the Parties hereto with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by this Agreement.
10.3 Each Party hereto acknowledges that the terms and conditions of this Agreement, and all schedules, exhibits, restatements and amendments hereto and thereto, including their existence, shall be considered confidential information and shall not be disclosed by it to any third party without the prior written consent of the other Parties, unless such disclosure is required by applicable laws, regulations or securities exchange rules.
10.4 Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
10.5 This Agreement shall be governed by and construed under the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.
10.6 Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination (“Dispute”) shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules. There shall be three arbitrators. The language to be used in the arbitration proceedings shall be English. Each of the parties hereto irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement or the transactions contemplated hereby.
10.7 This Agreement may be executed in counterparts, each of which shall constitute an original and which together shall constitute one and the same instrument.
10.8 The parties acknowledge that money damages will not be a sufficient remedy for breach of this Agreement and that the parties hereto may obtain specific performance or other injunctive relief, without the necessity of posting a bond or security therefor.
10.9 The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.10 If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were excluded and shall be enforceable in accordance with its terms.
10.11 Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
[Signature page to follow]

IN WITNESS WHEREOF, each of the parties has duly executed this Agreement as of the date first set forth above.

CHENGWEI PARTNERS, L.P. CHENGWEI VENTURES EVERGREEN FUND, L.P. CHENGWEI VENTURES EVERGREEN ADVISORS FUND, LLC
By:	/s/ Aline Moulia
	Name:	Aline Moulia
	Title:	Authorized signer

Address: 58 West Portal Av. #146, San Francisco, CA, 94127 CDH Courtyard Limited
By:	/s/ Huang Yan
	Name:	Huang Yan
	Title:	Director

Address: Attn: Huang Yan / Wang Jun 1503 Level 15, International Commerce Centre 1 Austin Road West, Kowloon, Hong Kong Tel: +852 3518 8000 Fax: +852 2810 7083
[signature page to the share purchase agreement]

IN WITNESS WHEREOF, each of the parties has duly executed this Agreement as of the date first set forth above.

IDG-Accel China Growth Fund L.P. IDG-Accel China Growth Fund-A L.P. IDG-Accel China Investors L.P.
By:	/s/ Authorized Signatory
Name:
	Title:	Authorized Signatory

Address: C/o IDG VC Management Ltd. Unit 1509, The Center 99 Queen’s Road Central, Hong Kong Fax: (852) 2529 1619

Northern Light Venture Fund, L.P. Northern Light Partners Fund, L.P. Northern Light Strategic Fund, L.P.
By:	/s/ Jin Wang
	Name:	Jin Wang
	Title:	an authorized signatory

Address: Pinpoint Capital 2006 A Limited
By:	/s/ Jiyi Weng
	Name:	Jiyi Weng
	Title:	Director

Address: 299 Bisheng Road, Suite 13-101 Zhangjiang, Shanghai 201204 People’s Republic of China Tel: +86 21 5080 7651 Fax: +86 21 5080 1333
[signature page to the share purchase agreement]

IN WITNESS WHEREOF, each of the parties has duly executed this Agreement as of the date first set forth above.

CTRIP.COM INTERNATIONAL, LTD.
By:	/s/ Min Fan
	Name:	Min Fan
	Title:	Chief Executive Officer and President

Address: 99 Fu Quan Road, Shanghai 200335 People’s Republic of China Attention: Chief Financial Officer
[signature page to the share purchase agreement]

Schedule I
Selling Shareholder

Number of Shares
Names of Selling Shareholders	to be Sold
Chengwei Partners, L.P.	110,619
Chengwei Ventures Evergreen Fund, L.P.	2,714,428
Chengwei Ventures Evergreen Advisors Fund, LLC	335,491
CDH Courtyard Limited	3,160,538
IDG-Accel China Growth Fund L.P.	1,410,306
IDG-Accel China Growth Fund-A L.P.	288,210
IDG-Accel China Investors L.P.	131,387
Northern Light Venture Fund, L.P.	1,020,623
Northern Light Partners Fund, L.P.	112,076
Northern Light Strategic Fund, L.P.	224,152
Pinpoint Capital 2006 A Limited	2,139,134
Total	11,646,964

Exhibit A-2
Exhibit A
Form of Legal Opinions from Conyers Dill & Pearman

[•], 2010

Ctrip.com International, Ltd.	DIRECT LINE:	2842 9550
6F, Ctrip Building	E-MAIL:	Brian.Lee@conyersdillandpearman.com
No. 99 Fu Quan Road	OUR REF:	BLHK/rc/320307 (M#874249)
Shanghai 200335, PRC	YOUR REF:
Dear Sirs,
Names of Selling Shareholders (collectively, the “Companies”)
We have acted as special legal counsel in the Cayman Islands to the Companies in connection with the sale of certain number of shares of China Lodging Group, Limited by the Companies to Ctrip.com International, Ltd. (the “Purchaser”).
For the purposes of giving this opinion, we have examined a copy of a shares purchase agreement (the “Shares Purchase Agreement”) made as of [•] March, 2010 by and among the Purchaser as investor and each of the Companies as selling shareholders. (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).
We have also reviewed the Memorandum and Articles of Association of each of the Companies, each certified by the [Secretary] of each of the Companies on [•], 2010, minutes of a meeting of its directors of each of the Companies(the “Minutes”), Certificates of Good Standing issued by the Registrar of Companies in relation to each of the Companies on [•], 2010 (the “Certificate Dates”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.
We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the capacity, power and authority of each of the parties to the Shares Purchase Agreement, other than the Companies, to enter into and perform its respective obligations under the Shares Purchase Agreement; (d) the due execution and delivery of the Shares Purchase Agreement by each of the parties thereto, other than the Companies, and the physical delivery thereof by each of the Companies with an intention to be bound thereby; (e) the accuracy and completeness of all factual representations made in the Shares Purchase Agreement and other documents reviewed by us (except to the extent that we expressly opine herein on matters of Cayman Islands law); (f) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (g) that there is no provision of the law of any jurisdiction, other than the Cayman

Islands, which would have any implication in relation to the opinions expressed herein; (h) the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Shares Purchase Agreement which are expressed to be governed by such Foreign Laws in accordance with their respective terms; (i) the validity and binding effect under the Foreign Laws of the submission by each of the Companies pursuant to the Shares Purchase Agreement to arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules; (j) that on the date of entering into the Shares Purchase Agreement the Companies is and after entering into the Shares Purchase Agreement will be able to pay its liabilities as they become due.
The obligations of each of the Companies under the Shares Purchase Agreement (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a Cayman Islands court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages; (e) may not be given effect by a Cayman Islands court to the extent that they are to be performed in a jurisdiction outside the Cayman Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Cayman Islands court has inherent discretion to stay or allow proceedings in the Cayman Islands against each of the Companies under the Shares Purchase Agreement if there are other proceedings in respect of those Shares Purchase Agreement simultaneously underway against each of the Companies in another jurisdiction. Under Cayman Islands law, a person who is not one of the parties to an agreement is, in general, unable to enforce it.
We express no opinion as to the enforceability of any provision of the Shares Purchase Agreement which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgement. We express no opinion in respect of the enforceability of any provision in the Shares Purchase Agreement which purports to fetter the statutory powers of each of the Companies.
We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.
On the basis of and subject to the foregoing, we are of the opinion that:
1.	As at the Certificate Dates, each of the Companies is duly incorporated and existing under the laws of the Cayman Islands in good standing (meaning solely that it has not failed to make any filing with any Cayman Islands government authority or to pay any

Cayman Islands government fee which would make it liable to be struck off by the Registrar of Companies and thereby cease to exist under the laws of the Cayman Islands).
2.	Each of the Companies has the necessary corporate power and authority to enter into and perform its obligations under the Shares Purchase Agreement. The execution and delivery of the Shares Purchase Agreement by each of the Companies and the performance by each of the Companies of its obligations thereunder will not violate the Memorandum or Articles of Association of each of the Companies nor any applicable law, regulation, order or decree in the Cayman Islands.
3.	Each of the Companies has taken all corporate action required to authorise its execution, delivery and performance of the Shares Purchase Agreement. The Shares Purchase Agreement has been duly executed and delivered by or on behalf of each of the Companies, and constitutes the valid and binding obligations of each of the Companies in accordance with the terms thereof.
4.	No order, consent, approval, licence, authorisation or validation of or exemption by any government or public body or authority of the Cayman Islands or any sub-division thereof is required to authorise or is required in connection with the execution, delivery, performance and enforcement of the Shares Purchase Agreement, except such as have been duly obtained in accordance with Cayman Islands law.
5.	It is not necessary or desirable to ensure the enforceability in the Cayman Islands of the Shares Purchase Agreement that it be registered in any register kept by, or filed with, any governmental authority or regulatory body in the Cayman Islands. However, to the extent that the Shares Purchase Agreement creates a charge over assets of each of the Companies, each of the Companies and its Directors are under an obligation to enter such charge in the Register of Mortgages and Charges of each of the Companies in accordance with section 54 of the Companies Law. While there is no exhaustive definition of a charge under Cayman Islands law, a charge normally has the following characteristics:
(i)	it is a proprietary interest granted by way of security which entitles the chargee to resort to the charged property only for the purposes of satisfying some liability due to the chargee (whether from the chargor or a third party); and

(ii)	the chargor retains an equity of redemption to have the property restored to him when the liability has been discharged.
However, as the Shares Purchase Agreement is governed by the Foreign Laws, the question of whether they would possess these particular characteristics would be determined under the Foreign Laws.
6.	The Shares Purchase Agreement will be subject to nominal stamp duty if it is executed in or brought into the Cayman Islands but will otherwise not be subject to stamp duty.

7.	The choice of the Foreign Laws as the governing law of the Shares Purchase Agreement is a valid choice of law and would be recognised and given effect to in any action brought before a court of competent jurisdiction in the Cayman Islands, except for those laws (i) which such court considers to be procedural in nature, (ii) which are revenue or penal laws or (iii) the application of which would be inconsistent with public policy, as such term is interpreted under the laws of the Cayman Islands.
8.	Foreign arbitration awards may be enforced in the Cayman Islands under the Foreign Arbitral Awards Enforcement Law, which applies where the arbitration award to be enforced (the “Award”) was made in pursuance of an arbitration agreement in a state which is a party to the New York Convention on the Recognition of Enforcement of Foreign Arbitral Awards adopted by the 1958 United Nations Conference on International Commercial Arbitration (the “Convention”). In general, the courts of the Cayman Islands will enforce an Award made under the Convention unless it is proved by the party against whom the Award was made that:
(i)	a party to the arbitration agreement was under some incapacity;

(ii)	the arbitration agreement was not valid under the law to which the parties subjected it or, in default, under the law of the jurisdiction where the Award was made;

(iii)	the Award was made in circumstances contrary to natural justice;

(iv)	the Award dealt with a matter or matters not contemplated by or falling within the terms of the submission to arbitration or contained decisions on matters beyond the scope of such submission; or

(v)	the composition of the arbitral authority or the arbitral procedure was not in accordance with the agreement of the parties or, in default of such agreement, with the laws of the jurisdiction where the arbitration took place.
Enforcement of an Award made under the Convention may also be refused by the courts of the Cayman Islands where the Award is in respect of a matter which is not capable of settlement by arbitration or where it would be contrary to the public policy of the Cayman Islands to enforce such an Award.
A foreign arbitration award may also be enforced in the Cayman Islands pursuant to common law principles by action on the Award or pursuant to the Arbitration Law by leave of the Cayman Islands court.
Yours faithfully
Conyers Dill & Pearman

[•], 2010

Ctrip.com International, Ltd.	DIRECT LINE:	2842 9550
6F, Ctrip Building	E-MAIL:	Brian.Lee@conyersdillandpearman.com
No. 99 Fu Quan Road	OUR REF:	BLHK/rc/320291 (M#874249)
Shanghai 200335, PRC	YOUR REF:
Dear Sirs,
Names of Selling Shareholders (collectively, the “Companies”)
We have acted as special legal counsel in the British Virgin Islands to the Companies in connection with the sale of certain number of shares of China Lodging Group, Limited by the Companies to Ctrip.com International, Ltd. (the “Purchaser”).
For the purposes of giving this opinion, we have examined a copy of a shares purchase agreement (the “Shares Purchase Agreement”) made as of [•] March, 2010 by and among the Purchaser as investor and each of the Companies as selling shareholders (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).
We have also reviewed the memorandum of association and the articles of association of each of the Companies, as obtained from the Registrar of Corporate Affairs on [•], 2010, [resolutions in writing signed by all the directors of each of the Companies and dated [•], 2010, ] [minutes of a meeting of its directors] [Options:] [and minutes of a meeting of its shareholders[, each] ] held on [•], 2010, (the “Minutes”), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.
We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the capacity, power and authority of each of the parties to the Shares Purchase Agreement, other than the Companies, to enter into and perform its respective obligations under the Shares Purchase Agreement; (d) the due execution and delivery of the Shares Purchase Agreement by each of the parties thereto, other than the Companies, and the physical delivery thereof by each of the Companies with an intention to be bound thereby; (e) the accuracy and completeness of all factual representations made in the Shares Purchase Agreement and other documents reviewed by us (except to the extent that we expressly opine herein on matters of British Virgin Islands law); (f) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (g) that there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein;

(h) the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Shares Purchase Agreement which are expressed to be governed by such Foreign Laws in accordance with its terms; (i) the validity and binding effect under the Foreign Laws of the submission by each of the Companies pursuant to the Shares Purchase Agreement to arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules; and (j) that on the date of entering into the Shares Purchase Agreement each of the Companies is and after entering into the Shares Purchase Agreement will be able to pay its liabilities as they become due.
The obligations of each of the Companies under the Shares Purchase Agreement (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, merger, consolidation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a British Virgin Islands court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages; and (e) may not be given effect by a British Virgin Islands court to the extent that they are to be performed in a jurisdiction outside the British Virgin Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a British Virgin Islands court has inherent discretion to stay or allow proceedings in the British Virgin Islands courts.
We express no opinion as to the enforceability of any provision of the Shares Purchase Agreement which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of each of the Companies.
We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands. This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.
On the basis of and subject to the foregoing, we are of the opinion that:
1.	Each of the Companies is duly incorporated and existing under the laws of the British Virgin Islands.
2.	Each of the Companies has the necessary corporate power and authority to enter into and perform its obligations under the Shares Purchase Agreement. The execution and delivery of the Shares Purchase Agreement by each of the Companies and the performance by each of the Companies of its obligations thereunder will not violate the respective memorandum of association or articles of association of each of the Companies nor any applicable law, regulation, order or decree in the British Virgin Islands.

3.	Each of the Companies has taken all corporate action required to authorise its execution, delivery and performance of the Shares Purchase Agreement. The Shares Purchase Agreement has been duly executed and delivered by or on behalf of each of the Companies, and constitutes the valid and binding obligations of each of the Companies in accordance with the terms thereof.
4.	No order, consent, approval, licence, authorisation or validation of or exemption by any government or public body or authority of the British Virgin Islands or any sub-division thereof is required to authorise or is required in connection with the execution, delivery, performance and enforcement of the Shares Purchase Agreement, except such as have been duly obtained in accordance with British Virgin Islands law.
5.	Except as set out in this paragraph, it is not necessary or desirable to ensure the enforceability in the British Virgin Islands of the Shares Purchase Agreement that it be registered in any register kept by, or filed with, any governmental authority or regulatory body in the British Virgin Islands. Each of the Companies is required to keep a register of all charges [created on or after the date that each of the Companies re-registered as a BVI business company under the BVI Business Companies Act, 2004] (“relevant charges”). To the extent that the Shares Purchase Agreement creates a relevant charge over assets of each of the Companies, particulars of the charge must be entered in the register and a copy of the register shall be kept at the registered office of each of the Companies or at the office of its registered agent. Where the Shares Purchase Agreement creates a relevant charge, it may be desirable to ensure the priority in the British Virgin Islands of the charge that the particulars of the charge be registered at the office of the Registrar of Corporate Affairs pursuant to Section 163(1) of the BVI Business Companies Act, 2004. On registration, to the extent that British Virgin Islands law governs the priority of a charge, such charge will have priority in the British Virgin Islands over a relevant charge on the property that is subsequently registered in accordance with section 163 and a relevant charge on the property that is not registered in accordance with that section, provided that a registered floating charge is postponed to a subsequently registered fixed charge unless the floating charge contains a prohibition or restriction on the power of the company to create any future charge ranking in priority to or equally with the charge. A registration fee of [$100.00] will be payable in respect of the registration.
[It should be noted that charges created before the date that each of the Companies re-registered as a BVI business company under the BVI Business Companies Act, 2004 will continue to rank in the order in which they would have ranked had the relevant section of the BVI Business Companies Act, 2004 not come into force and thus may have priority over any of the Shares Purchase Agreement which creates a relevant charge.]

Under British Virgin Islands law, “charge” means any form of security interest, whether fixed or floating, over property, wherever situated, other than an interest arising by operation of law.
However, as the Shares Purchase Agreement is governed by the Foreign Laws, the question of whether they would constitute a charge would be determined under the Foreign Laws.
6.	The Shares Purchase Agreement will not be subject to stamp duty in the British Virgin Islands.
7.	The choice of the Foreign Laws as the governing law of the Shares Purchase Agreement is a valid choice of law and would be recognised and given effect to in any action brought before a court of competent jurisdiction in the British Virgin Islands, except for those laws (i) which such court considers to be procedural in nature, (ii) which are revenue or penal laws or (iii) the application of which would be inconsistent with public policy, as such term is interpreted under the laws of the British Virgin Islands.
8.	An award granted pursuant to arbitration proceedings in Hong Kong and conducted in accordance with the Foreign Laws against each of the Companies based upon the Shares Purchase Agreement would be enforceable in the British Virgin Islands under the Arbitration Act Cap. 6 (which incorporates the Convention on the Recognition and Enforcement of Foreign Arbitral Awards adopted by the United Nations Conference on International Commercial Arbitration on 10th June, 1958) either by action or by leave of the Supreme Court or a judge thereof, in the same manner as a judgment or order to the same effect, and where leave is so given, judgment may be entered in the terms of the award. Enforcement of an award may be refused if the person against whom it is invoked proves:
(a)	that a party to the arbitration agreement was (under the law applicable to him) under some incapacity; or

(b)	that the arbitration agreement was not valid under the law to which the parties subjected it or, failing any indication thereof, under the law of the country where the award was made; or

(c)	that he was not given proper notice of the appointment of the arbitrator or of the arbitration proceedings or was otherwise unable to present his case; or

(d)	that the award deals with a difference not contemplated by or not falling within the terms of the submission to arbitration or contains decisions on matters beyond the scope of the submission to arbitration; or

(e)	that the composition of the arbitral authority or the arbitral procedure was not in accordance with the agreement of the parties or, failing such agreement, with the law of the country where the arbitration took place; or

(f)	that the award has not yet become binding on the parties, or has been set aside or suspended by a competent authority of the country in which, or under the law of which, it was made.
Enforcement may also be refused if the award is in respect of a matter which is not capable of settlement by arbitration, or if it would be contrary to public policy to enforce the award.
Yours faithfully
Conyers Dill & Pearman

Exhibit B
Form of Lock-up Agreement
[___], 2010
Goldman Sachs (Asia) L.L.C.,
68th Floor, Cheung Kong Center
2 Queen’s Road Central
Hong Kong
Morgan Stanley & Co. International plc
25 Cobot Square, Canary Wharf
London E14 4QA
United Kingdom
Re: China Lodging Group, Limited — Lock-Up Agreement
Ladies and Gentlemen:
The undersigned understands that you, as representatives (the “Representatives”), propose to enter into an Underwriting Agreement on behalf of the several Underwriters named in Schedule I to such agreement (collectively, the “Underwriters”), with China Lodging Group, Limited, a Cayman Islands corporation (the “Company”), providing for a public offering of American Depositary Shares (the “ADSs”) representing ordinary shares of the Company, par value US$0.001 per share (the “Ordinary Shares”), pursuant to a Registration Statement on Form F-1 (File No. 333-165247) and a Registration Statement on Form F-6 (File No. 333-[•]) to be filed with the U.S. Securities and Exchange Commission (the “SEC”).
In consideration of the agreement by the Underwriters to offer and sell the ADSs, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not (i) offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, make any short sale, lend or otherwise dispose of any ADSs or Ordinary Shares or any securities of the Company that are substantially similar to the ADSs or Ordinary Shares of the Company, or any options or warrants to purchase any ADSs or Ordinary Shares of the Company, or any securities convertible into, exchangeable for or that represent the right to receive ADSs or Ordinary Shares of the Company, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC (collectively the “Undersigned’s Shares”), or (ii) make any demand for or exercise any right with respect to the registration of any securities of the Company or any securities convertible into or exercisable or exchangeable for any securities of the Company; provided, however, that the restrictions in clause (1) shall not apply to (x) transactions relating to ADSs acquired in open market transactions after the completion of the Public

Offering or to ADSs, if any, acquired as part of the Directed Share Program, provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be required or shall be voluntarily made in connection with subsequent sales of ADSs, Shares or other securities acquired in such open market transactions, or (y) if applicable, the sale of Shares to Ctrip.com International Ltd. (“Ctrip”) in connection with a private placement pursuant to a Share Purchase Agreement, dated as of March [ ], 2010, among Ctrip and certain shareholders of the Company. The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.
The initial Lock-Up Period will commence on the date of this Lock-Up Agreement and continue for 180 days after the public offering date set forth on the final prospectus used to sell the ADSs (the “Public Offering Date”) pursuant to the Underwriting Agreement; provided, however, that if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or announces material news or a material event or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 15-day period following the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless the Representatives waive, in writing, such extension.
The undersigned hereby acknowledges that the Company has agreed in the Underwriting Agreement to provide written notice of any event that would result in an extension of the Lock-Up Period pursuant to the previous paragraph to the undersigned (in accordance with Section 13 of the Underwriting Agreement) and agrees that any such notice properly delivered will be deemed to have been given to, and received by, the undersigned. The undersigned hereby further agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Lock-Up Agreement during the period from the date of this Lock-Up Agreement to and including the 34th day following the expiration of the initial Lock-Up Period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the Lock-Up Period (as such may have been extended pursuant to the previous paragraph) has expired.
Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (iii) with the prior written consent of the Representatives on behalf of the Underwriters. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. In addition, notwithstanding the foregoing, if the undersigned is a corporation, the corporation may transfer the capital stock of the Company to any wholly-owned subsidiary of such corporation; provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this Agreement and there shall be no further transfer of such capital stock except in accordance with this Agreement, and provided further that any such transfer shall not involve a disposition for value. The undersigned now has, and, except as contemplated by clause (i), (ii), or (iii) above, for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned’s Shares, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.
The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

Very truly yours,

Exact Name of Shareholder

Authorized Signature

Title